EXHIBIT 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

August [    ], 2004

Cheniere Energy, Inc.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Cheniere Energy, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement No. 333-114006 on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering by the selling stockholders named therein ( the “Selling Stockholders”) of up to 1,224,500 shares of the Company’s common stock (the “Shares”), par value $0.003 per share (the “Common Stock”).

As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company and certificates of public officials. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and, when sold in the manner described in the Registration Statement and with respect to the warrants, when issued in accordance with the terms of the governing instruments, will be legally issued and constitute fully paid and nonassessable shares of Common Stock.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the laws of the United States of America insofar as such laws are applicable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the caption “Legal Opinion” therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Andrews Kurth LLP